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                                   EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                              SIX MONTH PERIOD           THREE MONTH PERIOD
                                                ENDED JUNE 30,              ENDED JUNE 30,
                                                 1995         1996         1995          1996
                                           ----------   ----------    ---------    ----------
Weighted average shares outstanding ....    9,452,332   11,684,987    9,493,367    11,891,160

Common stock equivalents ...............           --           --           --            --

                                           ----------   ----------   ----------   -----------
         Total .........................    9,452,332   11,684,987    9,493,367    11,891,160
                                           ==========   ==========   ==========   ===========

   Net loss before extraordinary gain ..   $3,442,816   $4,053,019   $1,395,863   $ 1,492,136

   Net loss after extraordinary gain ...   $3,348,699   $4,053,019   $1,395,863   $ 1,492,136
                                           ==========   ==========   ==========   ===========

Loss per share before extraordinary gain   $      .36   $      .35   $      .15   $       .13

Loss per share after extraordinary gain    $      .35   $      .35   $      .15   $       .13
                                           ==========   ==========   ==========   ===========





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